CONVERSION AGREEMENT

This Agreement is entered into, effective as of September 28, 2009 (the “Effective Date”), by and between Northwest Biotherapeutics (“NWBT” or “the Company”), a Delaware corporation with its headquarters in Bethesda, Maryland, Toucan Capital Fund II, a Delaware limited liability company (“Toucan Capital”) with offices in Bethesda, Maryland, and Toucan Partners (“Toucan Partners”), a Delaware limited liability company with offices in Bethesda, Maryland.

WHEREAS, Toucan Partners provided a loan of $1 million to the Company pursuant to that certain Note and Loan Agreement dated as of August 19, 2008 (the “August 08 TP Loan”), with an annual interest rate of twelve percent (12%), a default interest rate of fifteen percent (15%) and a maturity of six (6) months;

WHEREAS, the August 08 TP Loan was due to be repaid on February 19, 2009, but has not been repaid to date, due to resource limitations at the Company;

WHEREAS, Toucan Partners provided a loan of $500,000 pursuant to that certain Note and Loan Agreement dated as of December 22, 2008 (the “December 08 TP Loan”), with an annual interest rate of twelve percent (12%), a default interest rate of fifteen percent (15%), a maturity of six (6) months, and certain warrant coverage;

WHEREAS, the December 08 TP Loan was due to be repaid on May 22, 2009, but has not been repaid to date, due to resource limitations at the Company;

WHEREAS, certain other investors provided loans to the Company during late October and November 2008 (the “November 08 Investor Loans”), with an annual interest rate of twelve percent (12%), a default interest rate of fifteen percent (15%), a maturity of six (6) months and warrant coverage of fifty percent (50%);

WHEREAS, the Company desires to have the August 08 Loan and the December 08 Loan be converted into equity of the Company instead of being repaid in cash, in order to conserve the Company’s resources;

WHEREAS, Toucan Partners is willing to convert the August 08 Loan and the December 08 Loan into equity of the Company, instead of receiving repayment in cash, on the terms and conditions set forth in this Agreement;

WHEREAS, both Toucan Capital and Toucan Partners, and their affiliates, successors and assigns (all such parties of any type, existing as of the date hereof or at any time hereafter, collectively, the “Toucan Parties”) beneficially own, hold or control, directly or indirectly, a large number of warrants exercisable for common stock of the Company, with varying exercise prices and varying exercise periods (collectively, the “Toucan Parties’ Warrants”);

NOW THEREFORE, in consideration of the premises and covenants set forth herein, and good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    NOTE CONVERSION

All principal and interest (including default interest) pursuant to the August 08 TP Loan and the December 08 TP Loan shall be converted into common stock of the Company, at the price of $0.20 (twenty cents) per share, as of the Effective Date of this Agreement.

2.  WARRANT COVERAGE AND EXERCISE PERIODS

With respect to all Toucan Parties’ Warrants, each specified or otherwise applicable exercise period is hereby extended for three (3) years beyond the expiration dates currently specified or otherwise applicable for the respective exercise periods of all such Toucan Parties’ Warrants.  With respect to the December 08 TP Loan, the warrant coverage is hereby conformed to the fifty percent (50%) warrant coverage provided under the terms of the November 08 Investor Loans, and is specified to be fifty percent (50%) coverage for the December 08 TP Loan, with the same forty-one cent ($0.41) exercise price as the warrants relating to the November 08 Investor Loans.

3.  REPRESENTATIONS AND WARRANTIES

3.1   Organization, Authority.   The Company represents that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary corporate power and authority to enter into this Agreement, and to perform its obligations hereunder.

3.2   Authorization, Binding Agreement.   Each party represents that this Agreement has been duly authorized by all necessary corporate or other action, this Agreement has been duly executed and delivered by such party, and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against him, her or it in accordance with its terms.

4.   MISCELLANEOUS

4.1    Entire Agreement.  This Agreement supersedes all prior agreements or understandings, written or oral, between the parties or relating to the subject matter hereof, and incorporates the entire understanding of the parties with respect thereto.

4.2    Amendment, Waiver.  This Agreement may be amended or supplemented only by a written instrument signed by both parties.  The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

4.3     Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, all other provisions of this Agreement shall remain in full force and effect, and the parties will cooperate, in good faith, and use best efforts to achieve as nearly as possible the same results as would have been obtained under the provision that was determined to be invalid or unenforceable.

4.4       Notices.  Any notice under or relating to this Agreement shall be given in writing, and shall be deemed sufficiently given and served for all purposes upon delivery, when delivered personally, or by facsimile with confirmed transmission report, or by nationally recognized courier service, or by United States registered or certified mail.

4.5       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

4.6       Counterparts.  This Agreement may be executed in any number of counterparts. Each such executed counterpart shall be deemed to be an original instrument, and all such executed counterparts together shall constitute one and the same instrument.

4.7       Governing Law, Jurisdiction.  This Agreement shall be construed in accordance with, and governed by the laws of, the State of Delaware, excluding the application of its choice of law rules.  The parties consent to the exclusive jurisdiction of the state or Federal courts in Delaware, in connection with any action arising out of or relating to this Agreement, and agree that such venue is proper.

[signatures on following page]

 IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first set forth above.

NORTHWEST BIOTHERAPEUTICS

By:

Name:

Title:

TOUCAN PARTNERS

By:

Name:

Title:

TOUCAN CAPITAL

By:

Name:

Title: